Exhibit 1.01

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Corporation 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Corporation Reiterates Second Half 2008 Guidance

HONG KONG, ATLANTA – October 7, 2008, CDC Corporation (NASDAQ:CHINA - News), a leading global enterprise software and new media company, today reiterated its second half guidance for 2008. On September 16, 2008, CDC Corporation announced that based on preliminary financial projections and estimates, the company expects Adjusted EBITDA for the second half of 2008 to be in the range of approximately (U.S.)$10.0 million to (U.S.)$12.5 million, compared to approximately (U.S.)$1.4 million for the same period in 2007. This previously issued guidance represented an increase of up to 25 percent over the amounts set forth in the company’s earlier guidance issued on August 26, 2008, which estimated that Adjusted EBITDA for the second half of 2008 would be approximately (U.S.)$8.0 million to (U.S.)$10.0 million.

“Despite the global economic slowdown and unfavorable foreign exchange rates, we are very pleased to reiterate our previously issued second half 2008 guidance, which was already an increase over our earlier guidance provided a few months ago,” said Peter Yip, CEO of CDC Corporation. “We remain cautiously optimistic with regard to our performance due to the fact that, among other things, we have a highly recurring revenue stream from our installed customer base, including our maintenance revenues.

“Also, the company continues to have significant reserves of non-GAAP cash and cash equivalents. For example, as we last reported on August 7, 2008, CDC Corporation finished Q2 2008 with non-GAAP cash and cash equivalents of more than (U.S.)$230 million and generated positive operating cash flow in both Q1 2008 and Q2 2008 of (U.S.)$5.3 million and (U.S.)$5.6 million, respectively. We believe we will continue to generate positive cash from operations. The company also believes it is in an extremely fortunate position to have such significant cash and cash equivalent reserves to assist us in weathering this difficult economic environment.

“Our singular focus continues to be our commitment to serving our customer base. As such, I have personally met with several key customers throughout the world. Customers have specifically told me that our solutions are helping them directly address the challenges of running their business in today’s very difficult business environment. For example, our CRM solutions are helping customers manage and retain their customers through improved customer service and increasing business transparency. Our manufacturing and supply chain customers are using our solutions as critical operating tools to help better manage their business and protect their margins due to surging costs in commodities, energy and transportation.”

Q3 2008 Earnings Release

CDC Corporation intends to report its Q3 2008 results in the first half of November 2008.

About CDC Corporation

The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ:CHINA - News), please visit www.cdccorporation.net.

Adjusted Financial Measures

This press release discusses Non-GAAP cash and cash equivalents and Adjusted EBITDA, which are not prepared in accordance with GAAP (the “Non-GAAP Financial Measures”). Non-GAAP Financial Measures are not alternatives for measures prepared under generally accepted accounting principles in the United States (“GAAP”). Non-GAAP Financial measures may also be different from non-GAAP measures used by other companies. Non-GAAP Financial Measures should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP.

Investors should be aware that Non-GAAP Financial Measures have inherent limitations, including their variance from certain of the financial measurement principals underlying GAAP, should not be considered as a replacement for GAAP performance measures, and should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP. Also, Non-GAAP Financial Measures should not be construed as an inference that the Company’s future results will be unaffected by similar adjustments determined in accordance with GAAP.

The estimates presented in this press release are preliminary. Adjustments to the estimates set forth in this press release may be identified as a result of, among other things, the company’s audit process for the year ending December 31, 2008.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our expectations relating to Adjusted EBITDA including the continued increase and amount thereof and other financial measures, our expectations regarding our ongoing cost savings efforts and the effects thereof, our beliefs regarding our future performance, including the generation of cash from operations, our beliefs and expectations regarding our business strategies, our beliefs and our customers’ beliefs regarding the functionality of our products, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the effects of restructurings and rationalization of operations; (d) the ability to address technological changes and developments including the development and enhancement of products; (e) the entry of new competitors and their technological advances; (f) the need to develop, integrate and deploy enterprise software applications to meet customer’s requirements; (g) the possibility of development or deployment difficulties or delays; (h) the dependence on customer satisfaction with the company’s software products and services; (i) continued commitment to the deployment of the enterprise software solutions; (j) risks involved in developing software solutions and integrating them with third-party software and services; (k) the continued ability of the company’s enterprise software solutions to address client-specific requirements; (l) demand for and market acceptance of new and existing enterprise software and services and the positioning of the company’s solutions; (m) the ability of staff to operate the enterprise software and extract and utilize information from the company’s enterprise software solutions; (n) the continued cooperation of our strategic and business partners; (o) risks relating to economic conditions and other matters beyond our control; (p) the risk that the preliminary financial results provided herein could differ from our actual results of operations and financial condition; and (q) the continued strength of revenues from our installed base customers. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report on Form 20-F for the year ended December 31, 2007, originally filed with the SEC on June 30, 2008, and amended on September 15, 2008. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.